Exhibit 3.17

OPERATING AGREEMENT

OF

MARACAY RIVERSIDE, L.L.C.

an Arizona limited liability company

THIS OPERATING AGREEMENT is made and entered into effective as of the 2nd day of December, 2005, by Maracay Homes Arizona I, L.L.C., an Arizona limited liability company, as the Manager and sole Member of Maracay Riverside, L.L.C., an Arizona limited liability company (the “Company”).

Section I

Formation; Name and Office; Purpose

1.1 Formation. Pursuant to the Arizona Limited Liability Company Act, A.R.S. Sections 29-601 through 29-857 (the “Act”), the Member has formed an Arizona limited liability company effective upon the filing of the Articles of Organization of this Company (the “Articles”) with the Arizona Corporation Commission. The Member has executed this Agreement to serve as the “Operating Agreement” of the Company, as that term is defined in A.R.S. Section 29-601(12), and, subject to any applicable restrictions set forth in the Act, the business and affairs of the Company, and the relationship of the Member to the Company, shall be operated in accordance with and governed by the terms and conditions set forth in this Agreement.

1.2 Name and Registered Office. The Company shall be conducted under the name of Maracay Riverside, L.L.C., and the registered office of the Company shall be at 15160 North Hayden Road, Suite 200, Scottsdale, Arizona 85260, or such other place as the Member may from time to time determine.

1.3 Purpose. The purpose and business of this Company shall be to engage in the purchase and sale of real estate and such other activities as the Member shall determine from time to time. The Company shall have the power to do any and all acts and things necessary, appropriate, or incidental to the furtherance of such purpose.

Section II

Definitions

The following terms shall have the meanings set forth in this Section II:

“Act” means the Arizona Limited Liability Company Act, A.R.S. Section 291-601 through 29-857, as amended from time to time (or any corresponding provisions of succeeding law).

“Event of Withdrawal” means those events and circumstances listed in Section 29-733 of the Act.

“Majority in Interest” means one or more Members who own, collectively, a simple majority of the Percentage Interests held by Members.

“Member” means Maracay Homes Arizona I, L.L.C. and any Person who subsequently is admitted as a Member of the Company until such time as an Event of Withdrawal has occurred with respect to such Member.

“Manager” means Maracay Homes Arizona I, L.L.C. and any Person who subsequently is designated as a Manager pursuant of Section IV of this Agreement.

“Percentage Interest” means, as to a Member, the percentage set forth after the Member’s name on Exhibit A, as amended from time to time to reflect any transfers permitted under this Agreement.

“Person” means and includes an individual, corporation, partnership, association, limited liability company, trot, estate, or other entity.

Section III

Capital Contributions and Distributions

3.1 Capital Contributions.

3.1.1 Initial Capital Contributions. The Member shall make such contributions to the capital of the Company as shall be determined by the Member in its sole discretion.

3.1.2 Additional Capital Contributions. The Member shall not be required to contribute any additional capital to the Company, and the Member shall not have any personal liability for any obligation of the Company.

3.2 Distributions. Distributions shall be made to the Member at such times and in such amounts as determined by the Member. If there is more than one Member, distributions shall be made to the Members pro rata in proportion to their Percentage Interests.

Section IV

Management

4.1 Management. Subject to the rights of the Member under the Act or the provisions of this Agreement to take or approve certain actions, the business and affairs of the Company shall be managed exclusively by its Manager. The Manager shall direct, manage, and control the business of the Company to the best of its ability and, subject only to those restrictions set forth in the Act or this Agreement, shall have full and complete authority, power and discretion to make any and all decisions and to do any and all things which the Manager deems appropriate to accomplish the business and objectives of the Company.

4.2 The Company may appoint and remove such additional agents, officers, and employees, with such duties, powers, and responsibilities as shall be determined by the Member or the Manager.

4.3 Manager. The initial Manager of the Company shall be Maracay Homes Arizona I, L.L.C. The number of Managers of the Company shall be fixed from time to time by the Member, but in no instance shall there be less than one Manager. Each Manager shall hold office until its resignation or removal. Managers need not be residents of the State of Arizona or Members of the Company.

4.4 Certain Powers of the Manager. Without limiting the generality of Section 4. 1, the Manager shall have power and authority on behalf of the Company:

4.4.1 To acquire property from and sell property to any person as the Manager may determine. The fact that a Member or Manager is directly or indirectly affiliated or connected with any such person shall not prohibit the Manager from dealing with that Person;

4.4.2 To borrow money for the Company from banks, other lending institutions, the Member, Manager, or affiliates of the Member or Manager on such terms as the Manager may deem appropriate, and in connection therewith, to hypothecate, encumber and grant security interests in the assets of the Company to secure repayment of the borrowed sums;

4.4.3 To purchase liability and other insurance to protect the Manager’s and the Company’s property and business;

4.4.4 To hold and own any Company real and personal property in the name of the Company or others as provided in this Agreement;

4.4.5 To invest Company funds temporarily to the extent not required to pay the current expenses of the Company;

4.4.6 To execute on behalf of the Company all instruments and documents, including, without limitation, checks, drafts, notes and other negotiable instruments, mortgages, or deeds of trust, security agreements, financing statements, documents providing for the acquisition, mortgage or disposition of the Company’s property, assignments, bills of sale, leases, partnership agreements, and any other instruments or documents necessary, in the opinion of the Manager, to accomplish the purposes of the Company;

4.4.7 To employ accountants, legal counsel, managing agents or other experts to perform services for the Company and to compensate them from Company funds;

4.4.8 To enter into any and all other agreements on behalf of the Company, with any other Person for any purpose, in such forms as the Manager may approve;

4.4.9 To do and perform all other acts as may be necessary or appropriate to accomplish the purposes of the Company; and

4.4.10 To take such other actions as do not expressly require the consent of the Member under this Agreement.

4.5 Manager Has No Exclusive Duty to Company. The Manager shall not be required to manage the Company as the Manager’s sole and exclusive function and the Manager may engage in other business and investment activities in addition to those relating to the Company.

4.6 Resignation. Any Manager may resign as a Manager at any time by giving at least fifteen (15) days’ written notice of its resignation to the Member.

4.7 Removal. Any Manager may be removed, with or without cause, by the Member, without liability or obligation except as may be provided in any written contract between the Manager and the Company.

4.8 Vacancies. Any vacancy occurring for any reason in the office of the Manager of the Company shall be filled by the Member.

4.9 Compensation and Expenses. The Company may enter into management or employment contracts, under such terms and conditions and providing for such compensation as shall be approved by the Member, with one or more Managers or Persons affiliated with the Managers.

4.10 Member Authority. Notwithstanding any provision in this Agreement or the Act to the contrary, the Member is hereby authorized and empowered to execute, deliver, or perform as agent for the Company any agreements, acts, transactions, or other matters on behalf of the Company (including agreements and transactions with the Member) as the Member shall determine in the Member’s sole discretion.

4.11 Additional Members. If at anytime the Company has more than one Member, then all actions or approvals to be made or taken by the Member under this Agreement shall be made or taken by a Majority in Interest of the Members and all references to the Member shall be deemed to refer to the Members.

4.12 Books and Records. The Company shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of transactions with respect to the conduct of the Company’s business. The books and records shall be kept at the Company’s registered office and such other location or locations as the Member shall from time to time determine. At a minimum the Company shall keep at its registered office the following records:

4.12.1 The full name and business, residence, or mailing address of the Member;

4.12.2 A copy of the initial Articles and all amendments thereto and restatements thereof,

4.12.3 Copies of the Company’s federal, state, and local income tax returns and reports, if any, for the three most recent fiscal years;

4.12.4 Copies of this Agreement and all amendments hereto or restatements hereof, including any prior operating agreements no longer in effect;

4.12.5 Copies of any documents relating to the Member’s obligation to contribute cash, property, or services to the Company;

4.12.6 Copies of any financial statements of the Company for the three most recent fiscal years; and

4.12.7 Copies of minutes of all meetings of the Member and all written consents obtained from the Member for actions taken by the Member without a meeting.

4.13 Indemnity Rights. The Company shall indemnify each Member or Manager who is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of its actions as a Member or Manager or by reason of its acts while serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, and against judgments, fines, and amounts paid in settlement actually and reasonably incurred by it in connection with such action, suit, or proceeding, provided that the acts of such Manager or Member were not committed with gross negligence or willful misconduct, and, with respect to any criminal action or proceeding, such Manager or Member had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of no contest or its equivalent shall not, in and of itself, create a presumption that the Manager or Member acted with gross negligence or willful misconduct, or with respect to any criminal action or proceeding, had reasonable cause to believe that its conduct was unlawful.

Section V

Additional Members; Dissolution; Termination

5.1 Additional and Substitute Member. No person shall be admitted as a Member of the Company after the date of formation of the Company without the written consent or approval of the Member. Notwithstanding the foregoing, any assignee of Maracay Homes Arizona I, L.L.C. shall automatically become a substitute Member of the Company.

5.2 Dissolution.

5.2.1 Events of Dissolution. The Company will be dissolved upon the occurrence of any of the following events:

5.2.1.1 Upon the written consent of the Member;

5.2.1.2 Upon the entry of a decree of dissolution under Section 29-785 of the Act or an administrative dissolution under Section 29-786 of the Act.

5.3 Continuation. An Event of Withdrawal with respect to the Member shall not cause a dissolution and the Company shall automatically continue following such an Event of Withdrawal.

5.4 Distributions and Other Matters. The Company shall not terminate until its affairs have been wound up and its assets distributed as provided herein. Promptly upon the dissolution of the Company, the Manager shall cause to be executed and filed a Notice of Winding Up with the Arizona Corporation Commission in accordance with Section 29-781 of the Act, and will liquidate the assets of the Company and apply and distribute the proceeds of such liquidation, or distribute the Company’s assets in kind, as follows and in the following order:

5.4.1 Debts. To payment of the debts and liabilities of the Company, including debts owed to the Member or Manager, in the order of priority provided by law;

5.4.2 Remainder. The balance shall be distributed to the Member(s) pro rata in proportion to their Percentage Interests.

5.5 Articles of Termination. When all the assets of the Company have been distributed as provided herein, the Manager shall cause to be executed and filed Articles of Termination as required by the Act.

Section VI

Tax Matters

6.1 Tax Treatment. At any time the Company has only one Member, the Company shall be disregarded as an entity separate from its Member for federal and Arizona income tax purposes. If at any time the Company shall have more than one Member, it shall be treated as a partnership for federal and Arizona income tax purposes.

6.2 Tax Allocations. Except as otherwise required by the Internal Revenue Code or applicable Treasury regulations, during any period in which the Company is treated as a partnership, any taxable income or loss (and any item thereof) of the Company shall be allocated to the Members in accordance with their Percentage Interests and the Company shall maintain capital accounts for each Member in accordance with Treasury Regulation Section 1.704-1(b)(2).

Section VII

Miscellaneous

7.1 Governing Law; Parties in Interest. This Agreement will be governed by and construed according to the laws of the State of Arizona without regard to conflicts of law principles and will bind and inure to the benefit of the heirs, successors, assigns, and personal representatives of the Member and the Company.

7.2 Amendment. This Agreement may only be amended, restated, or revoked by the written consent of the Member.

7.3 Titles and Captions. All article, section, or paragraph titles or captions contained in this Agreement are for convenience only and are not deemed part of the context thereof.

IN WITNESS WHEREOF, the Member and Manager has executed this Operating Agreement, effective as of the date first set forth above.

MEMBER:

Maracay Homes Arizona I, L.L.C.

By:	/s/ Jeffrey J. Andersen
Name:	Jeffrey J. Andersen
Its:	Manager

MANAGER:

Maracay Homes Arizona I, L.L.C.

By:	/s/ Jeffrey J. Andersen
Name:	Jeffrey J. Andersen
Its:	Manager

EXHIBIT A

Member	Percentage Interest

Maracay Homes Arizona I, L.L.C.	100%